UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2015

Investar Holding Corporation

(Exact name of registrant as specified in its charter)

Louisiana	001-36522	27-1560715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7244 Perkins Road

Baton Rouge, Louisiana 70808

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (225) 227-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 16, 2015, the Board of Directors of Investar Holding Corporation (the “Company”) and its wholly-owned subsidiary, Investar Bank (the “Bank”), determined that the Bank will exit the indirect auto loan origination business, in which auto loans are originated by automobile dealerships and assigned to the Bank. The decision was based on the operating performance of the indirect auto loan origination unit and the Bank’s desire to focus its resources on relationship banking opportunities. The Bank expects to discontinue accepting indirect auto loan applications after December 31, 2015, but will continue to process and fund all applications that are accepted on or before that date.

In connection with the discontinuation of the Bank’s indirect auto loan origination business, the Company currently estimates that it will incur, primarily in the fourth quarter of 2015, total costs of approximately $0.4 million, of which (i) approximately $0.3 million relates to contract termination costs and (ii) approximately $0.1 million relates to severance and employee termination benefits. The Company currently estimates approximately $0.4 million of the total costs will result in future cash expenditures.

In addition, as a result of the discontinuation of the Bank’s indirect auto loan origination business, the Bank may be unable to sell the indirect auto loans currently classified as held for sale which would result in the transfer of the held for sale balance to its consumer loan portfolio. The Bank estimates that if it is unable to sell the indirect auto loans held for sale, an increase in the allowance for loan losses of $0.5 million would be required to reserve for the increase in the consumer loan portfolio. At September 30, 2015, indirect auto loans held for sale represented approximately 7.2% of gross loans and 31.5% of the consumer loan portfolio, including loans held for sale.

Item 8.01	Other Events.

In November 2015, Investar Bank (the “Bank”) hired three experienced commercial lenders to its lending teams in the Baton Rouge and New Orleans markets. The Bank is committed to investing in the necessary resources to grow the Bank’s loan portfolio as it transitions from transactional banking to relationship banking.

Cautionary Statement Regarding Forward-Looking Statements

This report may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Any forward-looking statements are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;
•	our ability to achieve organic loan and deposit growth, and the composition of that growth;
•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;
•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;
•	our dependence on our management team, and our ability to attract and retain qualified personnel;
•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;
•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•	the concentration of our business within our geographic areas of operation in Louisiana; and
•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and Item 7. “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTAR HOLDING CORPORATION

Date: November 19, 2015	By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer